Exhibit 21 —	Subsidiaries of the Company, Jurisdiction of Incorporation, and Percentage of Ownership

1.	United Shareholder Services, Inc. – incorporated in Texas and wholly owned by the Company

2.	A & B Mailers, Inc. – incorporated in Texas and wholly owned by the Company

3.	U.S. Global Investors (Guernsey) Limited – incorporated in Guernsey, Channel Islands, and wholly owned by the Company

4.	U.S. Global Brokerage, Inc. – incorporated in Texas and wholly owned by the Company

5.	<i>Weblabs, Inc. – incorporated in Texas and wholly owned by the Company